Exhibit 10.36

This is an English Translation

Loan Agreement

Party A: Beijing China Auto Rental Co., Ltd.

Party B: Beijing Huaxia United Automobile Association Co., Ltd.

Through friendly consultation, Party A and Party B hereby enter into the following agreements in good faith:

I.              Loan Amount

1.             Party B shall borrow from Party A a loan in the amount of RMB TEN MILLION; and

2.             Party A agrees to lend to Party B a loan in the amount of RMB TEN MILLION.

II.            Conditions of Loan

Party B shall provide guarantee with the lands and plants owned by Party B’s sister company United Auto (Langfang) Co., Ltd. in Langfang Development Zone for the RMB TWENTY MILLION auto financial lease amount between Party A and Minsheng Financial Leasing Co., Ltd.

III.           Loan Interest and Repayment Deadline

1.             Party B shall pay an annual rate 8% interest for the loans provided by Party A, which shall be payable upon repayment of the principal loan;

2.             The term of the loan provided by Party A to Party B under this Agreement shall be two years starting from May 28, 2010 to May 27, 2012;

3.             In the case Party A early repays the auto finance lease to Minsheng Financial Leasing Co., Ltd. and thereby releases Party B’s of the guaranteed liabilities on the foregoing lands and plants, Item 2 above shall no longer be applicable and Party B shall repay the loan under this Agreement within three months after the mortgage security imposed on the Langfang lands and plants has been released.

IV.           Warranty

Party B must repay the principal loan and interest on or before the deadline as provided hereunder.

V.            Any issues not covered under this Agreement shall be consulted jointly by Party A and Party B and provided in a supplemental agreement. The supplemental agreement shall have the same legal effect as this Agreement.

VI.           This Agreement is entered into on May 28, 2010 in Beijing.

VII.          This Agreement has two original copies, with each copy equally authentic. Party A and Party B each hold one copy.

VIII.        This Agreement becomes effective after sealed by both Party A and Party B.

IX.           Dispute Resolution

Any dispute arising out of the construction and performance of this Agreement between both parties shall be resolved through friendly consultation. If no resolution can be reached through consultation, either party shall be entitled to refer such dispute to Beijing Arbitration Commission for arbitration.

Party A: Beijing China Auto Rental Co., Ltd.

[Company’s Seal Affixed]

Legal Representative:	/s/ Charles Zhengyao Lu

Seal:

Party B: Beijing Huaxia United Automobile Association Co., Ltd.

[Company’s Seal Affixed]

Legal Representative:	/s/ Charles Zhengyao Lu

Seal:

Date: May 28, 2010